As filed with the Securities and Exchange Commission on November 19, 1997
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                          GLASGAL COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                    94-2914253
(State or other jurisdiction of                      (I.R.S. Employer
Incorporation or organization)                    Identification Number)

                                20C Commerce Way
                            Totowa, New Jersey 07512
                                 (201) 890-4800
                      ------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                                  Isaac J. Gaon
                             Chief Executive Officer
                          Glasgal Communications, Inc.
                                20C Commerce Way
                            Totowa, New Jersey 07512
                                 (201) 890-4800
      (Name, address and telephone number of agent for service of process)

                      ------------------------------------

                                   Copies to:

                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                      ------------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                      ------------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                       Proposed
                                                                       Maximum             Proposed
                                                                       Offering            Maximum
Title of Each Class of                            Amount to be          Price             Aggregate              Amount of
Securities to be Registered                        Registered         Per Share         Offering Price       Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable                517,500(1)         $4.69(1)             $2,427,075(1)          $735.48
upon exercise of warrants
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable                154,999(2)         $3.30(2)               $511,497(2)          $155.00
upon exercise of options
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                        3,263,565            $5.16(3)         $16,839,996(3)           $5,103.03
----------------------------------------------------------------------------------------------------------------------------------
   Total.................................................................................................           $5,993.51
==================================================================================================================================

(1) Represents 517,500 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.69 per share. Pursuant to Rule 416, there are also registered hereby an indeterminate number of shares of Common Stock that may become issuable by reason of anti-dilution provisions of these warrants.

(2) Represents 154,999 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $3.30 per share. Pursuant to Rule 416, there are also registered hereby an indeterminate number of shares of Common Stock that may become issuable by reason of anti-dilution provisions of these options.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon $5.16 the per share average of high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on November 17, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                          GLASGAL COMMUNICATIONS, INC.

                        3,936,064 SHARES OF COMMON STOCK

     This Prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of shares (the "Shares") of the Common Stock, $.001 par value (the "Common Stock"), of Glasgal Communications, Inc., a Delaware corporation (the "Company") comprised of (i) an aggregate of 517,500 shares of Common Stock which will be issued by the Company to a Selling Stockholder upon the exercise of certain warrants to purchase Common Stock, (ii) an aggregate of 154,999 shares of Common Stock which will be issued by the Company to certain Selling Stockholders upon the exercise of certain options to purchase Common Stock and (iii) an aggregate of 3,263,565 shares of Common Stock previously issued by the Company to certain Selling Stockholders. All but 792,651 of the Shares being registered hereby are subject to a lock-up agreement with certain underwriters in connection with a proposed public offering of the Company's Common Stock. See "Selling Stockholders" and "Plan of Distribution". This Prospectus also relates, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), to the offer and resale by certain Selling Stockholders of an indeterminate number of shares of Common Stock that may become issuable by reason of the anti-dilution provisions of the aforementioned warrants and options.

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders, but will receive amounts upon the exercise of the warrants and options, which amounts will be used for working capital and other corporate purposes. The warrants may be exercised on a cashless basis. If the warrants are exercised on a cashless basis, the Company will not receive any cash proceeds upon the exercise of such warrants. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Use of Proceeds."

     The Selling Stockholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Stockholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

     The Company's Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol ("GLAS"). On November 17, 1997, the closing bid price for the Common Stock on Nasdaq was $5.13.


--------------------------------------------------------------------------------

             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
           A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS
               WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                      SEE "RISK FACTORS" AT PAGE 4 HEREOF.
--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


  CERTAIN MATTERS DISCUSSED IN THIS REGISTRATION STATEMENT ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL
               RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.



                THE DATE OF THIS PROSPECTUS IS NOVEMBER [ ], 1997

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates in this Prospectus by reference the Company's (i) Annual Report on Form 10-K for the fiscal year ended April 30, 1997, (ii) Quarterly Report on Form 10- Q for the quarter ended July 31, 1997, as amended, and (iii) Current Reports on Form 8-K filed on September 25, 1997 and October 20, 1997, which have been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company's  Application  for  registration of its Common Stock under
Section 12(b) of the Exchange Act filed with the Securities and Exchange Commission on May 2, 1996, is incorporated by reference into this Prospectus and shall be deemed to be a part hereof.

         Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to the Company, 20C Commerce Way, Totowa, New Jersey 07004, Attention: James M. Caci, Chief Financial Officer, telephone number (201) 890-4800.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY BEFORE MAKING AN INVESTMENT DECISION.

         RECENT CHANGE OF BUSINESS FOCUS. In October 1996, the Company acquired Datatec Industries Inc. ("Datatec Industries"), a provider of configuration, integration and deployment services. In June 1997, the Company discontinued its data communications equipment distribution business in order to focus exclusively on implementation services. The Company's current business represents a substantial change from the Company's historical line of business. Consequently, the Company's historical results of operations do not reflect combined operations relating to its current business for a significant period of time and such results may not be indicative of the Company's future results of operations. Management and other key personnel may not have the experience required to manage such a substantial change in business focus. If the Company's efforts are not successful, the Company's results of operations could be adversely affected.

         FLUCTUATION IN QUARTERLY RESULTS; EXTENDED LEAD TIMES FOR REALIZATION OF REVENUE. The Company's quarterly operating results have varied in the past, and may vary significantly in the future, depending on a number of factors such as market acceptance of new or enhanced versions of the Company's services, changes in the customer mix, changes in the level of operating expenses, the gain or loss of significant customers, personnel changes and economic conditions in general and in the Company's industry in particular. Any unfavorable change in these or other factors could have a material adverse effect on the Company's operating results for a particular quarter and makes the prediction of revenue and results of operations on a quarterly basis difficult, and performance forecasts derived from such predictions unreliable.

         The Company has experienced large fluctuations in sales from quarter-to-quarter due to substantial sales to customers in the retailing industry. Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday sales season. In addition, a substantial portion of the Company's operating expenses is related to personnel, facilities, inventory, equipment and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is therefore fixed in the short term. The level of these expenses is based, in significant part, on the Company's expectations of future revenue on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, results of operations are likely to be adversely affected because only a small amount of the Company's expenses varies with its revenue in the short term.

         Due to the nature and size of implementation projects that the Company is now pursuing, there is a longer lead time between the initiation of prospective business and the consummation of a transaction, if any. As such, there are likely to be substantial fluctuations in sales volume from month-to-month and quarter-to- quarter. The fluctuations in the Company's operating results increase the Company's risk of failure, especially given its present level of working capital. As a result, if the Company experiences lower than expected sales volume for an extended period of time, it may have a material adverse effect on the business, financial condition and results of operations of the Company.

         MANAGEMENT OF GROWTH. Recently, the Company has expanded its operations rapidly through several acquisitions, which has placed significant demands on the Company's administrative, operational and financial personnel and systems. Additional expansion by the Company may further strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its operational, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, the quality of the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected.

         RELIANCE ON SIGNIFICANT CUSTOMERS; NO ASSURANCE OF BACKLOG. During each of the past two fiscal years, sales of the Company's services to a limited number of customers have accounted for a substantial percentage of the Company's total net sales. For the years ended April 30, 1997 and 1996, the Company's 15 largest customers accounted for 61.5% and 63.0% of the Company's total net sales, respectively. For the year ended April 30, 1997, Federated Department Stores, Inc. and Lowe's Companies, Inc. accounted for 11.7% and 10.1%, respectively, of the Company's total net sales. This concentration of customers can cause the Company's net sales and earnings to fluctuate from quarter-to-quarter, based on the requirements of its customers and the timing of delivery of services. Although the Company believes it has good relationships with its largest customers and has in the past received a substantial portion of its revenues from repeat business with established customers, none of the Company's major customers has any obligation to purchase additional services. Therefore, there can be no assurance that any of the Company's major customers will continue to purchase new services in amounts similar to previous years. Although the particular customers are likely to change from period to period, the Company believes that large orders from a limited number of customers will continue to account for a substantial portion of its revenues in any fiscal period. In any period, the unexpected loss of or decline in net sales from a major customer, or the failure to generate significant revenues from other customers, could have a material adverse effect on the business, financial condition and results of operations of the Company.

         The Company's implementation services are generally provided at a fixed contract price pursuant to purchase orders or other written agreements with its customers. Although certain traditional customers of Datatec Industries continue to order services through oral agreements, the Company is in the process of changing its procedure to assure that in the future all services will be provided under written agreements. There can be no assurance that the Company will not be involved in litigation with respect to any oral agreements with customers or that the outcome of any such litigation might not be unfavorable to the Company as a result of the lack of a written agreement or purchase order.

         Backlog for the Company's services as of October 1, 1997 totaled $40.6 million. Backlog consists of purchase orders, written agreements and other oral agreements with customers for which a customer has scheduled the provision of services within the next 12 months. Orders included in backlog may be canceled or rescheduled by customers without penalty. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. The Company cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect the Company's business, financial condition and results of operations. Backlog should not be relied upon as indicative of the Company's revenues for any future period.

         DEPENDENCE ON INDIRECT CUSTOMERS AND STRATEGIC ALLIANCES. The Company markets its services in part through indirect customers and strategic alliances with systems manufacturers, systems integrators, independent software developers/distributors, and telecommunications carriers, that utilize the Company's services to provide joint solutions to customers. The Company has entered into a non-exclusive agreement with Cisco Systems, Inc. ("Cisco"), pursuant to which the Company has agreed to provide implementation services to customers of Cisco. Cisco may terminate its agreement with the Company at any time, with or without cause. Termination of the Cisco agreement, or any similar agreement that the Company enters into in the future, may have a material adverse effect on the Company's business, financial condition and results of operations. The Company's strategy is to enter into similar agreements with other systems manufacturers, independent software vendors, systems integrators and telecommunications carriers. Because the Company utilizes and will continue to utilize indirect customers and strategic alliances as a significant distribution channel, the Company is subject to the risk that its indirect customers or strategic partners will discontinue or decrease their use of the Company's services for reasons unrelated to the quality or price of, or demand for, the Company's services, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is subject to the risk that the demand for products and services sold by its indirect customers or strategic partners will decline, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         ACQUISITIONS. A significant portion of the Company's revenue growth is a result of its recent acquisition of Datatec Industries. The Company has pursued, and will continue to pursue, opportunities through internal development and acquisitions of complementary enterprises and products. The Company has not entered into any agreements involving potential acquisitions at this time. The Company competes for acquisition and expansion opportunities with many entities that have substantially greater resources than the Company. In addition, acquisitions may involve difficulties in the retention of personnel, diversion of management's attention, unexpected legal liabilities, and tax and accounting issues. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses or service offerings into its operations or expand into new markets. Once integrated, acquisitions may not achieve comparable levels of revenue, profitability or productivity as the existing business of the Company or otherwise perform as expected. The occurrence of any of these events could have a material adverse effect on the Company's business, financial condition and results of operations.

         WORKING CAPITAL DEFICIENCIES; HISTORY OF LOSSES. The Company has a history of limited working capital and had working capital deficiencies of $585,000, $7.7 million, $3.0 million and $2.9 million at April 30, 1995, 1996,
1997 and July 31, 1997, respectively. On March 19, 1997, the Company entered into a credit facility with a financial institution that provides for maximum borrowing of $17.0 million. The credit facility provides for a $15.0 million revolving credit facility, with allowable borrowing under the facility based on a formula of receivables and inventory. The credit facility also provides for a term loan of $2.0 million with principal and interest due monthly. The revolving credit facility bears interest at the prime rate plus 0.75% per annum an the term loan bears interest at the prime rate plus 1.5% per annum. The credit facility requires the Company to comply with certain financial and nonfinancial covenants. As of July 31, 1997, the Company was not in compliance with certain covenants and is in the process of obtaining waivers. As there can be no assurance that such waivers will be obtained, certain long-term debt has been classified as current in the Company's financial statements as of July 31, 1997. Outstanding borrowings under the term loan and revolving loan as of July 31, 1997 were $1.9 million and $9.2 million, respectively.

         In addition, while the Company had net income of $25,000 for the three months ended July 31, 1997, the Company has incurred net losses of $2.4 million, $13.4 million and $5.0 million for the fiscal years ended April 30, 1995, 1996, and 1997, respectively. There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future. If the Company is unable to generate sufficient cash flow from its operations it would have to seek additional borrowings, effect debt or equity offerings or otherwise raise capital. There can be no assurance that any such financing will be available to the Company, or if available, that the terms will be acceptable to the Company. In addition, the ability to raise other capital might be restricted by financial covenants contained in the Company's currently existing borrowing agreements.

         DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key personnel. In particular, the loss of the services of Isaac Gaon, Chief Executive Officer of the Company, or Christopher Carey, President and Chief Executive Officer of Datatec Industries, could have material adverse affect on the operations of the Company. The Company has employment agreements with Messrs. Gaon and Carey each of which expire on October 31, 1999. Each of these employment agreements may be terminated by the Company for cause or by the employee for good reason. Mr. Glasgal, Chairman of the Board and President of the Company, has announced that he will retire from these positions concurrently with the Company's annual stockholders' meeting to be held in December 1997. Messrs. Gaon and Carey have been elected as Chairman of the Board and President of the Company, respectively, effective upon Mr. Glasgal's retirement. The Company's future success and growth also depends on its ability to continue to attract, motivate and retain highly qualified employees, including those with the technical, managerial, sales and marketing expertise necessary to operate the business of the Company. Competition for personnel in the configuration, integration and deployment services industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Departures and additions of key personnel may be disruptive to the Company's business and could have a material adverse effect on the Company's business, financial condition and results of operations.

         COMPETITION. The Company competes with a number of other companies involved in the design, configuration, installation, integration, deployment and servicing of computer networking technologies. The market for configuration, integration and deployment services is highly fragmented, intensely competitive and rapidly changing and there can be no assurance that the Company will be able to compete successfully in the future. The Company believes that its ability to compete successfully depends upon a number of factors both within and beyond its control, including performance, price, quality and breadth of services, and industry and general economic trends. In addition to direct competition, the Company faces indirect competition from its existing and potential future customers, many of which internally design, integrate and deploy their own technologies for their particular needs, and therefore may be reluctant to use services offered by independent providers such as the Company. As a result, the Company must educate prospective customers as to the advantages of the Company's services. There can be no assurance that the Company will be able to compete effectively with its direct competitors or to adequately educate potential customers to the benefits provided by the Company's services.

         Many of the Company's current and potential competitors have longer operating histories and greater financial, technical, sales, marketing and other resources, as well as greater name recognition, larger customer bases, and greater market acceptance of their services, than the Company. As a result, they may be able to respond more quickly to technological changes or market opportunities, and to devote greater resources to the development, promotion and sale of their services than the Company. Also, in the markets in which the Company operates, there are relatively low barriers to entry and new competition may arise either from expansion by established companies or from new emerging companies. Increased competition may result in pressure for price reductions and related reductions in gross margins and market share, any of which could have a material adverse effect on the Company's ability to achieve its financial and business goals. To achieve its goal of larger market share, the Company must continue to enhance its existing services, introduce new service offerings, recruit and train additional deployment and engineering staff, and recruit and train sales and marketing professionals. There can be no assurance that the Company will be able to successfully compete against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, financial condition and results of operations.

         The Company has licensed on a non-exclusive basis, including the right to sublicense, its Integrator's Workbench Product Series ("Integrator's
Workbench") software tools to certain third parties. As a result of such licenses, third parties may obtain the right to use Integrator's Workbench and may compete with the Company in certain instances.

         RELIANCE ON UNIONIZED LABOR. A substantial portion of the Company's deployment force is employed under contracts with the International Brotherhood of Electrical Workers and the International Brotherhood of Electrical Workers Local 1430 (collectively, the "IBEW"). The Company's union employees are responsible for the deployment of the Company's services. The

Company's current contracts with the IBEW expire on December 31, 1997. Negotiations have not commenced with respect to the new contracts and there can be no assurance as to the results of the negotiations or whether such contracts will be negotiated without any work stoppages. Any work stoppages or other labor disturbances could have a material adverse effect on the Company's business, financial condition and results of operations.

         LIMITED INTELLECTUAL PROPERTY. The Company relies on a combination of contractual rights, copyright and trade secret laws to establish and protect its software and other proprietary rights. Currently, the Company has no copyrights or patents pending for its products and services. Existing trade secret laws offer only limited protection. There can be no assurance that the steps taken by the Company to protect these proprietary rights will be adequate to deter misappropriation. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that such claims will not be asserted and, if asserted, would not have a material adverse effect on the Company's business, financial condition and results of operations. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its services, any one of which would have a material adverse effect on the Company's business, financial conditions and results of operations.

         INFLUENCE BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. As of September 30, 1997, the Company's directors and executive officers owned and/or had the power to vote approximately 39.7% of the Common Stock. In addition, as of september 30, 1997, Ralph Glasgal, the current Chairman of the Board and President of the Company, through his direct ownership and through a voting agreement with Direct Connect International Inc. ("DCI") had the power to vote approximately 18.7% of the Common Stock and Mr. Carey, President and Chief Executive Officer of Datatec Industries had the power to vote approximately 14.1% of the Common Stock. Accordingly, management will be able to influence (in addition to their influence as officers and/or directors) the affairs of the Company, including the election of directors and other matters requiring stockholder approval.

         VOLATILITY OF THE COMPANY'S COMMON STOCK. The market price of the Company's Common Stock has experienced significant volatility. Announcements of technological or other innovations for new commercial products or services of the Company or its competitors, developments concerning propriety rights or governmental regulations, changes in financial estimates by securities analysts, or general conditions in the economy or the market for the Company's services, some of which may be unrelated to the Company's performance and beyond the Company's control, may have a significant effect on the Company's business and on the market price of the Company's securities. Sales of a substantial number of shares by existing security holders could also have an adverse effect on the market price of the Company's securities. In particular, the Company believes that the increase in the number of outstanding shares of Common Stock as a result of the recent exercise of an aggregate of 2,743,790 redeemable warrants in October 1997, will cause increased volatility of its stock price in the short-term. The stocks of many technology companies have experienced extreme price and volume fluctuations unrelated to the operating performance of those companies.

         SHARES ELIGIBLE FOR FUTURE SALE. The shares of Common Stock issuable upon exercise of the warrants or options or the Common Stock registered in the Registration Statement of which this Prospectus is part will be freely tradeable without restriction under the Securities Act upon resale by the Selling Stockholders. The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

         No predictions can be made as to the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities in the future.

         RIGHTS OF COMMON STOCK SUBORDINATE TO PREFERRED STOCK. The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 4,000,000 shares of preferred stock, par value $0.001 per share. There are no shares of preferred shares currently issued and outstanding. However, if shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by the Company's Board of Directors without approval by the holders of the Common Stock of the Company. Such terms could include, among others, preferences as to dividends and distributions on liquidation as well as separate class voting rights. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

         CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS.  The Company's Certificate of
Incorporation: (i) requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; (ii) prohibits stockholders from calling special meetings of stockholders; and (iii) authorizes the Board of Directors of the Company to issue up to 4,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described under "--Influence by Management and Principal Stockholders," may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company is also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.

         NO CASH DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception, other than certain distributions made to stockholders in amounts sufficient to reimburse the Company's stockholders for income tax liabilities arising from the Company's former status as a Subchapter "S" corporation. The Company does not intend to pay cash dividends on its Common Stock for the foreseeable future. The payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Company's Board of Directors. In addition, the payment of cash dividends by the Company is restricted by the Company's current bank credit facility, and future borrowings may contain similar restrictions.

                                   THE COMPANY

         Glasgal Communications, Inc. (the "Company") provides configuration, integration and rapid deployment services for the implementation of complex computer networking and connectivity systems. By combining its standardized process methodology and its Integrator's Workbench Product Series software tools with extensive project management, integration and implementation expertise, the Company delivers high quality and cost effective technology deployment solutions. Utilizing four regional staging and configuration centers and its own field deployment force of approximately 285 persons operating out of 19 offices, the Company conducts multiple simultaneous large scale implementations for organizations throughout the United States and Canada.

         In order to provide high quality, consistent, rapid and cost effective results, the Company has developed an implementation model consisting of (i) a standardized process methodology, (ii) project management expertise, (iii) Integrator's Workbench software tools, (iv) regional staging and configuration centers and (v) its own field deployment force. The Company believes its implementation model enables its direct customers to accelerate the assimilation of networking technologies into their organizations, and allows its indirect customers to accelerate the adoption of their products and services.

         The Company markets its services to Fortune 2,000 companies directly through its sales force and indirectly through systems manufacturers, systems integrators, independent software vendors and telecommunications carriers. The Company's direct customers include Bell Atlantic Network Integration, Beneficial Management Corporation, Blockbuster Entertainment Inc., Federated Department Stores, Inc., Lowe's Companies, Inc., Ross Stores, Inc., Starbucks Corporation, Toys "R" Us, Inc., and Walgreen Co. The Company's indirect customers include Diebold Inc., Electronic Data Systems Incorporated, IBM Global Services, NCR Corporation and Unisys Corporation. In June 1997, the Company was selected by Cisco to participate in its new Advanced Installation Services ("AIS") program. The AIS program is intended to enable faster deployment of Cisco's networking technology to Fortune 1,000 corporations.

         Since April 1996, Glasgal has completed three acquisitions which have enabled the Company to focus its business exclusively on providing implementation services. The Company's objective is to be the premier provider of configuration, integration and rapid deployment services for the implementation of complex computer networking solutions. Key elements of the Company's strategy include: (i) focusing on implementation services; (ii) targeting complex networking and connectivity implementations; (iii) leveraging the Company's implementation model; (iv) leveraging existing customers; (v) establishing strategic alliances; and (vi) pursuing strategic acquisitions.

         The Company's executive offices are located at 20C Commerce Way, Totowa, New Jersey 07512. The telephone number of the Company is (201) 890-4800. When used in this Prospectus, the term "Company" refers to Glasgal Communications, Inc., a Delaware corporation and its subsidiaries.

                                 USE OF PROCEEDS

         No net proceeds will be realized by the Company from the offer and resale of the Shares offered hereby by the Selling Stockholders. The Company will receive a total of approximately $2,938,572 in the event that all shares of Common Stock offered hereby that are issuable upon the exercise of warrants and options have been issued, upon such exercise by certain Selling Stockholders ($511,497 if the warrants are exercised on a cashless basis). Such proceeds will be used by the Company for working capital and other corporate purposes. The warrants may be exercised on a cashless basis. If the warrants are exercised on a cashless basis, the Company will not receive any cash proceeds upon the exercise of such warrants.

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of October 31, 1997, (ii) the number of Shares of Common Stock to be offered for resale by each Selling Stockholder and (iii) the number and percentage of shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the offering. Except as set forth below, none of the Selling Stockholders has had a material relationship with the Company during the past three years.

                                             No. of Shares of
                                               Common Stock         No. of Shares      Shares Beneficially Owned
                  Name                      Beneficially Owned         Offered               After Offering(1)
----------------------------------------  ----------------------  ------------------ ------------------------------

                                                                                              NUMBER        PERCENT
                                                                                              ------        -------

Joseph Stevens & Company, Inc.(2)........           617,500(3)           517,500(4)          100,000           *

Christopher J. Carey(5)..................          3,439,536(6)        3,060,876(7)          378,660          1.3

Raymond Koch.............................            118,518               3,717(8)          114,801           *

Ronald Frey..............................             29,631               26,266(9)           3,365           *

Mary Carey...............................            118,518              101,344             17,174           *

Amy Carey GRAT...........................             96,296               82,349             13,947           *

Christopher Carey GRAT...................             96,296               82,349             13,947           *

Graeme Howard............................             12,668               12,668                  0           *

Plan C LLC(10)...........................             15,000               30,000(11)              0           *

  * Less than 1%.

-----------------------------
(1) Assumes that all Common Stock offered by the Selling Stockholders is sold and that no other shares beneficially owned by the Selling Stockholders are sold.

(2) Joseph Stevens & Company, Inc. ("Joseph Stevens") acted as the representative of the underwriters in connection with the Company's public offering consummated in September 1995 and was also a financial consultant to the Company from September 1995 until September 1997. In addition, Joseph Stevens currently makes a market in the Company's Common Stock. In connection with the 1995 public offering, Joseph Stevens received a warrant to purchase the securities being offered by it hereby.

(3) Includes 517,500 shares of Common Stock issuable upon the exercise of warrants and 100,000 shares of Common Stock issuable upon the exercise of options, to purchase Common Stock of the Company granted to Joseph Stevens.

(4) Includes 517,500 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock of the Company granted to Joseph Stevens & Company Inc.

(5) Christopher Carey is the President and Chief Executive Officer of the Company's subsidiary, Datatec Industries and is a director of the Company.

(6) Includes (i) 96,296 shares held by the Amy Carey GRAT, a trust formed for the benefit of Mr. Carey's daughter, (ii) 96,296 shares held by the Christopher Carey GRAT, a trust formed for the benefit of Mr. Carey's son, (iii) 118,518 shares held by Mr. Carey's wife, and (iv) 15,0000 shares beneficially owned by Plan C LLC, a limited liability company of which Mr. Carey is a member.

(7) Includes 120,353 shares of Common Stock issuable upon the exercise of options to purchase Common Stock of the Company granted to Mr. Carey.

(8) Represents 3,717 shares of Common Stock issuable upon the exercise of options to purchase Common Stock of the Company granted to Mr. Koch.

(9) Includes 929 shares of Common Stock issuable upon the exercise of options to purchase Common Stock of the Company granted to Mr. Frey.

(10) Plan C LLC is owned by Christopher Carey and his wife. Mr. Carey is an executive officer and a director of the Company.

(11) Represents 30,000 shares of Common Stock issuable upon the exercise of options to purchase Common Stock of the Company granted to Plan C LLC.

  There is no assurance that the Selling Stockholders which hold options or warrants to purchase Common Stock from the Company will exercise such warrants or options or that such Selling Stockholder or any other Selling Stockholder will otherwise opt to sell any of the Shares offered hereby. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, other additional shares of Common Stock beneficially owned by such Selling Stockholders, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Stockholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

  The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Stockholders are first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. The Selling Stockholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable. Christopher Carey and Joseph Stevens, each a Selling Stockholder, have agreed not to offer, sell, contract to sell, make any short sale or otherwise dispose of certain of their shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock of the Company for a period of 90 days following the effective date of the Company's registration statement on Form S-1 filed in connection with the Company's proposed public offering, without the prior written consent of the managing underwriter thereof. Such managing underwriter, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action. Mr. Carey has pledged 750,000 shares of Common Stock pursuant to margin loans with brokerage firms. The managing underwriter of the Company's proposed public offering has agreed to permit Mr. Carey to sell these shares from time to time to the extent necessary to satisfy the requirements of these loans.

  The Selling Stockholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Selling Stockholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Stockholders or the Company that the Selling Stockholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                                 TRANSFER AGENT

  The transfer agent, warrant agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

  This Prospectus covers 3,936,064 shares of the Company's Common Stock. All of the Shares offered hereby may be sold from time to time by the Selling Stockholders. The securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Shares, but will receive amounts upon exercise of options and warrants, which amounts will be used for working capital and general corporate purposes.

  The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Selling Stockholders may sell the Shares offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

  From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of customer agreements with their respective brokers. Upon a default by the Selling Stockholders, such brokers may offer and sell the pledged Shares.

  Such transactions may be effected by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling
Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders will pay any transaction costs associated with effecting any sales that occur.

  In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

  Any broker-dealer acquiring Common Stock offered hereby may sell such securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of Regulation M, which may limit the timing of the purchases and sales of shares of Common Stock by the Selling Stockholders.

  The Selling Stockholders are not restricted as to the price or prices at which it may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock; provided, however, that Christopher Carey and Joseph Stevens, each a Selling Stockholder, have agreed not to offer, sell, contract to sell, make any short sale or otherwise dispose of certain of their shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock of the Company for a period of 90 days following the effective date of the Company's registration statement on Form S-1 filed in connection with the Company's proposed public offering, without the prior written consent of the managing underwriter thereof. Such managing underwriter, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action. Mr. Carey has pledged 750,000 shares of Common Stock pursuant to margin loans with brokerage firms. The managing underwriter of the Company's proposed public offering has agreed to permit Mr. Carey to sell these shares from time to time to the extent necessary to satisfy the requirements of these loans.

  The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders.

  This Prospectus also may be used, with the Company's consent, by donees or other transferees of the Selling Stockholders, or by other persons acquiring the Common Stock under circumstances requiring or making desirable the use of this Prospectus for the offer and sale of such shares.

                                  LEGAL MATTERS

  The legality of the Shares offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Robert Frome, Robert Friedman and Jeffrey Spindler, members of Olshan Grundman Frome & Rosenzweig LLP, hold shares of Common Stock. Mr. Friedman is also a director of the Company and holds options to purchase additional shares of Common Stock.

                                     EXPERTS

  The consolidated financial statements and schedules of the Company incorporated by reference in this Registration Statement as of April 30, 1996 and 1997 and for each of the years in the three years period ended April 30, 1997 included in the Company's Form 10-K for the fiscal year ended April 30, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  To the extent that a firm of independent public accountants audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

                              AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 upon payment of the fees prescribed by the Commission. In addition, reports, proxy statements and other information concerning the Company (symbol: GLAS) can be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006, on which the Common Stock of the Company is listed. Such material may also be accessed electronically by means of the Commission's home page on the internet at http//www.sec.gov.

  The Company has also filed with the Commission a Form S-3 Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

No dealer, salesman or any other person is authorized to give any information or to make any representations in connection with this offering not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered by this Prospectus or an offer by any person in any jurisdiction where such an offer or solicitation is not authorized or is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to its date.




                                TABLE OF CONTENTS

                                                                            PAGE


Incorporation of Certain Documents
  By Reference...............................................................  3
Risk Factors.................................................................  4
The Company.................................................................. 13
Use of Proceeds.............................................................. 14
Selling Stockholders......................................................... 15
Transfer Agent............................................................... 17
Plan of Distribution......................................................... 17
Legal Matters................................................................ 19
Experts...................................................................... 19
Available Information........................................................ 19


                          GLASGAL COMMUNICATIONS, INC.


                        3,936,064 SHARES OF COMMON STOCK




                                   PROSPECTUS



                               November [ ], 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by the Company in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee.......................................... $5,993.51
Nasdaq listing expenses.......................................  2,000.00
Legal fees and expenses (including Blue Sky)..................  4,000.00
Accounting Fees and Expenses..................................  2,000.00
Miscellaneous.................................................  1,006.49
                                                               ---------
         Total................................................$15,000.00
                                                               =========

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation and the By-laws of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. Such indemnification (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Registrant's Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Registrant has entered into Indemnification Agreements with each of its directors and officers whereby it has agreed to indemnify each director and officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director, officer, employee or agent of the Registrant.

ITEM 16.  EXHIBITS

         EXHIBIT NO.

*4                  Specimen Certificate of the Company's Common Stock.
 5                  Opinion of Olshan Grundman Frome & Rosenzweig LLP
                    with respect to legality of the Common Stock.
23.1                Consent of Olshan Grundman Frome & Rosenzweig LLP,
                    included in Exhibit No. 5.
23.2                Consent of Arthur Andersen LLP, independent public
                    accountants.
24.1                Power of Attorney,  included on the  signature  page to this
                    Registration Statement.

*        Incorporated by reference to the Company's Registration
         Statement on Form S-3, filed with the Commission on April 8, 1996 (Commission File No. 333-03414).

ITEM 17.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Totowa, State of New Jersey on the 18th day of November, 1997.

                                        GLASGAL COMMUNICATIONS, INC.

                                        By: /S/ ISAAC J. GAON
                                            ---------------------------------
                                            Isaac J. Gaon
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RALPH GLASGAL and ISAAC J. GAON, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                   TITLE                                DATE
       ---------                   -----                                ----

-----------------------         Chairman of the Board
Ralph Glasgal                   and President                 November 18, 1997


/S/ ISAAC J. GAON               Chief Executive Officer
-----------------------         and Director (principal       November 18, 1997
Isaac J. Gaon                   executive officer)

-----------------------         Director                      November 18, 1997
Joseph M. Salvani

/S/ ROBERT H. FRIEDMAN          Director                      November 18, 1997
-----------------------
Robert H. Friedman

/S/ THOMAS BERRY                Director                      November 18, 1997
-----------------------
Thomas Berry

/S/ DAVID MILCH                 Director                      November 18, 1997
-----------------------
David Milch

-----------------------         Director                      November 18, 1997
Christopher Carey

/S/ JAMES M. CACI               Chief Financial Officer
-----------------------         (principal financial and      November 18, 1997
James M. Caci                   accounting officer)